PROSPECTUS SUPPLEMENT NO. 4                    FILED PURSUANT TO RULE 424(b)(3)
(TO PROSPECTUS DATED DECEMBER 12, 2003)             REGISTRATION NO. 333-110125


                                    TXU CORP.
                RELATING TO RESALES BY SELLING SECURITYHOLDERS OF

                                  $525,500,000

               FLOATING RATE CONVERTIBLE SENIOR NOTES DUE 2033
                 AND SHARES OF COMMON STOCK (WITHOUT PAR VALUE)
                     ISSUABLE UPON CONVERSION OF THE NOTES

                               ------------------

     This prospectus supplement, which supplements TXU Corp.'s prospectus dated December 12, 2003, relates to resales by selling securityholders of $525,500,000 in aggregate principal amount of TXU Corp.'s Floating Rate Convertible Senior Notes due 2033 and the shares of TXU Corp. common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the related prospectus, which is to be delivered by selling securityholders to prospective purchasers along with this prospectus supplement.

                              -------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     YOU SHOULD READ AND RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE RELATED PROSPECTUS, TOGETHER WITH THOSE DOCUMENTS INCORPORATED BY REFERENCE, AS DESCRIBED ON PAGE 3 OF THE PROSPECTUS UNDER INCORPORATION BY REFERENCE. NEITHER TXU CORP. NOR ANY SELLING SECURITYHOLDER HAS AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT. THE SELLING SECURITYHOLDERS ARE OFFERING TO SELL, AND ARE SEEKING OFFERS TO BUY, THE SECURITIES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE RELATED PROSPECTUS CONSTITUTES AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFER OR SOLICITATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THE RESPECTIVE DOCUMENT.

     INVESTING IN THE NOTES OR THE SHARES OF TXU CORP. COMMON STOCK ISSUABLE ON CONVERSION OF THE NOTES INVOLVES RISKS. SEE RISK FACTORS BEGINNING ON PAGE 13 OF THE RELATED PROSPECTUS.

                              --------------------

           The date of this prospectus supplement is January 15, 2004.

     The information set forth in the following table supplements the information set forth in the table appearing under the heading SELLING SECURITYHOLDERS in the related prospectus. The information regarding the selling securityholders listed below was furnished to us by such selling securityholders on or before January 15, 2004.

                                        PRINCIPAL AMOUNT OF                   NUMBER OF SHARES       PERCENTAGE OF
                                        NOTES BENEFICIALLY     PERCENTAGE OF   OF COMMON STOCK         SHARES OF
                                            OWNED THAT             NOTES          THAT MAY            COMMON STOCK
SELLING SECURITYHOLDER                      MAY BE SOLD         OUTSTANDING      BE SOLD (1)        OUTSTANDING (2)
---------------------------------       ------------------     -------------  ----------------      ---------------
JP Morgan Securities Inc. (3)            $  18,580,000             3.54            537,498                 *
BNP Paribas Equity Strategies
   SNC (4)                               $     862,000              *               24,936                 *
Evergreen Utility Fund (5)               $   4,000,000              *              115,715                 *
JMG Capital Partners, LP (6)             $  15,000,000             2.85            433,933                 *
JMG Triton Offshore Fund, Ltd (7)        $  15,000,000             2.85            433,933                 *
Nomura Securities Intl Inc. (8)          $  30,000,000             5.71            867,867                 *
President & Fellows of Harvard
   College (9)                           $  40,000,000             7.61          1,157,156                 *
S.A.C. Capital Associates, LLC (10)      $  10,500,000             2.00            303,753                 *
Unnamed securityholders or any
   future transferees, pledgees,
   donees, assignees or successors
   of or from any such unnamed
   securityholder (11)                   $  21,120,000             4.02            610,978                 *
----------------------
*    Less than 1%

(1) Assumes conversion of all of the selling securityholder's notes at an initial conversion rate of 28.9289 shares of TXU Corp. common stock per $1,000 principal amount of the notes. However, this conversion rate will be subject to adjustment as described in the prospectus under DESCRIPTION OF NOTES--"Conversion Rights--Conversion Rate Adjustments." As a result, the number of shares of TXU Corp. common stock issuable upon conversion of the notes may increase or decrease in the future.
(2) The number of shares of TXU Corp. common stock that may be sold under the prospectus by a particular selling securityholder as a percentage of the shares of such stock outstanding. In calculating this percentage, based on Rule 13d-3(d)(i) of the Securities Exchange Act of 1934, as amended, TXU Corp. treated as outstanding the sum of the 323,802,730 shares of TXU Corp. common stock outstanding as of September 30, 2003 plus the number of shares of TXU Corp. common stock issuable upon conversion of all of the particular selling securityholder's notes. However, TXU Corp. did not assume the conversion of any other holder's notes.
(3) JP Morgan Securities Inc. was one of the initial purchasers in connection with the private placement of the notes in July 2003. JP Morgan Securities Inc. also owns 16,030 shares of TXU Corp. common stock.
(4) BNP Paribas Equity Strategies SNC also owns 46,869 shares of TXU Corp. common stock.
(5)  Evergreen Utility Fund also owns 300,000 shares of TXU Corp. common stock.
(6) JMG Capital Partners, LP also beneficially owns approximately 97,711 shares of TXU Corp. common stock.
(7) JMG Triton Offshore Fund, Ltd also beneficially owns approximately 97,711 shares of TXU Corp. common stock.
(8) Nomura Securities Intl Inc. also owns 245,616 shares of TXU Corp. common stock.
(9) President & Fellows of Harvard College also owns 503 shares of TXU Corp. common stock.
(10) S.A.C. Capital Associates, LLC also owns 600 shares of TXU Corp. common stock.
(11) Information about other selling securityholders, if any, will be provided in one or more additional prospectus supplements or post-effective amendments to the registration statement of which the prospectus is a part.


                                       2